EXHIBIT 5

May 26, 2004

Lionbridge Technologies, Inc.

1050 Winter Street

Waltham, MA 02451

Re:	Registration Statement on Form S-8 Relating to the 1998 Stock Plan.

Ladies and Gentlemen:

I am General Counsel of Lionbridge Technologies, Inc., a Delaware corporation (the “Company”). I am of the opinion that the 2,000,000 shares of Common Stock, par value $0.01 per share, proposed to be issued by the Company pursuant to the Plan will be legally issued, fully paid and non-assessable after the issuance of such shares in accordance with the terms of the Plan.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/    Margaret A. Shukur

Margaret A. Shukur

General Counsel